Exhibit 23-a


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dean Witter, Discover & Co. (to be renamed Morgan Stanley, Dean Witter, Discover & Co.) on Form S-3 (relating to the registration of $1,000,000 of Debt Securities, Warrants, Preferred Stock, Depositary Shares, Purchase Contracts and Units) of our reports dated February 21, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dean Witter, Discover & Co. for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

New York, New York
May 28, 1997